Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Results for First Quarter Fiscal 2023

◦Revenue of $277.1 Million in Q1 fiscal 2023 increased 2.9% versus Prior Year
◦Diluted EPS of $1.09 for Q1, ahead of expectations
◦Net Cash Provided by Operating Activities of $58.2 Million and Non-GAAP Free Cash Flow of $57.2 Million
◦Reaffirming Full-Year Fiscal 2023 Revenue and Earnings Outlooks

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-August 4, 2022-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its first fiscal quarter ended June 30, 2022.

“We are pleased with our first quarter performance that delivered a solid start to the year, with financial metrics slightly ahead of our expectations. We continued to use our strong and consistent cash flow strategically to reduce debt, finishing Q1 at 3.8x leverage while enhancing shareholder value by executing a portion of our authorized share repurchase program. Our proven business strategy and the benefits of our leading portfolio of brands have enabled this success against the backdrop of a dynamic operating environment. Following this solid Q1 start, we are reaffirming our fiscal year outlook for revenue and earnings and believe we are well positioned for the remainder of the year,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

First Fiscal Quarter Ended June 30, 2022

Reported revenues in the first quarter of fiscal 2023 of $277.1 million increased 2.9% versus $269.2 million in the first quarter of fiscal 2022. Revenues decreased 1.2% excluding the impact of foreign currency and a $12.6 million contribution from the acquisition of Akorn. The revenue performance for the quarter was driven by continued strong performance across many of the Company’s key brands but offset, as anticipated, by comparing to the prior year Q1 which experienced significantly increased demand for certain brands, categories and channels that had previously been impacted by the COVID-19 virus.

Reported net income for the first quarter of fiscal 2023 totaled $55.3 million, compared to the prior year first quarter’s net income of $57.8 million. Diluted earnings per share of $1.09 for the first quarter of fiscal 2023 compared to $1.14 in the prior year comparable period.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for first quarter fiscal 2023 was $58.2 million, compared to $69.3 million during the prior year comparable period. Non-GAAP free cash flow in the first quarter of fiscal 2023 was $57.2 million compared to $67.8 million in the prior year first quarter attributable to the timing of working capital.

In the first quarter fiscal 2023, the Company repurchased approximately 0.7 million shares at a total investment of $37.7 million.

The Company's net debt position as of June 30, 2022 was approximately $1.5 billion, resulting in a covenant-defined leverage ratio of 3.8x.

Segment Review

North American OTC Healthcare: Segment revenues of $242.5 million for the first quarter fiscal 2023 was approximately flat to the prior year comparable quarter's segment revenues of $242.4 million. The revenue performance for the quarter was driven by continued strong performance across many of the Company’s key brands but offset, as anticipated, by comparing to the prior year Q1 which experienced significantly increased demand for certain brands, categories and channels that had previously been impacted by the COVID-19 virus, most notably motion sickness. The first quarter fiscal 2023 revenue performance also included an approximate $12.4 million contribution from the acquisition of Akorn.

International OTC Healthcare: Record segment fiscal first quarter 2023 revenues of $34.5 million increased 28.9% from $26.8 million reported in the prior year comparable period. The revenue increase versus the prior year first quarter related primarily to an increase in consumer demand for Hydralyte, partially offset by an approximate $1 million currency headwind.

Commentary and Updated Outlook for Fiscal 2023

Ron Lombardi, Chief Executive Officer, stated, “Our start to fiscal 2023 exceeded our expectations. Our top line delivered revenue growth of approximately 3% compared to the prior year where we experienced a surge in demand from consumers returning to certain COVID-19 impacted categories like motion sickness. This resulted in strong cash flows that enabled us to continue investing in our brands, reduce debt, and repurchase shares during Q1.”

“Following these results, we are reaffirming our fiscal 2023 outlook for revenue and earnings growth. We continue to maintain this outlook in a dynamic supply chain and inflationary environment thanks to the makeup of our portfolio and our strong three-pillar business strategy of brand-building, maintaining a strong financial profile, and optimizing capital allocation efficiency,” Mr. Lombardi concluded.

Reaffirmed Fiscal 2023
Revenue	$1,120 to 1,130 million
Organic Revenue Growth	2% to 3%
Diluted E.P.S.	$4.18 to $4.23
Free Cash Flow	$260 million or more

Fiscal First Quarter 2023 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its first quarter results today, August 4, 2022 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The toll-free dial-in numbers are 833-634-2598 for the U.S. & Canada and 412-902-4108 internationally and callers can reference joining the Prestige Consumer Healthcare earnings call. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page or at 877-344-7529 within the U.S., 855-669-9658 in Canada, and 412-317-0088 internationally using the conference ID is 9498360.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "strategy," "outlook," "projection," “plan,” "may," "will," "would," "expect," "anticipate," "believe”, "consistent," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the impact of supply chain issues and inflation on the Company’s performance, the Company’s ability to execute on its brand-building and capital allocation strategy, and the Company’s ability to enhance shareholder value. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of COVID-19 and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2022 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2022	2021
Total Revenues	$277,059	$269,181

Cost of Sales
Cost of sales excluding depreciation	114,996	108,335
Cost of sales depreciation	1,944	1,834
Cost of sales	116,940	110,169
Gross profit	160,119	159,012

Operating Expenses
Advertising and marketing	39,951	39,439
General and administrative	26,714	22,471
Depreciation and amortization	6,440	5,760
Total operating expenses	73,105	67,670
Operating income	87,014	91,342

Other expense (income)
Interest expense, net	15,292	15,077
Other expense (income), net	825	(105)
Total other expense, net	16,117	14,972
Income before income taxes	70,897	76,370
Provision for income taxes	15,625	18,615
Net income	$55,272	$57,755

Earnings per share:
Basic	$1.10	$1.15
Diluted	$1.09	$1.14

Weighted average shares outstanding:
Basic	50,264	50,139
Diluted	50,730	50,671

Comprehensive income, net of tax:
Currency translation adjustments	(9,519)	(1,492)
Unrecognized gain on interest rate swaps	—	520
Net loss on termination of pension plan	(790)	—
Total other comprehensive loss	(10,309)	(972)
Comprehensive income	$44,963	$56,783

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2022	March 31, 2022

Assets
Current assets
Cash and cash equivalents	$35,869	$27,185
Accounts receivable, net of allowance of $18,335 and $19,720, respectively	145,451	139,330
Inventories	133,768	120,342
Prepaid expenses and other current assets	9,527	6,410
Total current assets	324,615	293,267

Property, plant and equipment, net	70,393	71,300
Operating lease right-of-use assets	18,885	20,372
Finance lease right-of-use assets, net	6,193	6,858
Goodwill	576,794	578,976
Intangible assets, net	2,682,611	2,696,635
Other long-term assets	2,743	3,273
Total Assets	$3,682,234	$3,670,681

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	58,110	55,760
Accrued interest payable	15,182	4,437
Operating lease liabilities, current portion	6,548	6,360
Finance lease liabilities, current portion	2,772	2,752
Other accrued liabilities	72,737	74,113
Total current liabilities	155,349	143,422

Long-term debt, net	1,472,427	1,476,658
Deferred income tax liabilities	442,537	444,917
Long-term operating lease liabilities, net of current portion	14,460	16,088
Long-term finance lease liabilities, net of current portion	3,800	4,501
Other long-term liabilities	8,918	7,484
Total Liabilities	2,097,491	2,093,070

Total Stockholders' Equity	1,584,743	1,577,611
Total Liabilities and Stockholders' Equity	$3,682,234	$3,670,681

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2022	2021
Operating Activities
Net income	$55,272	$57,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,384	7,594
Loss on disposal of property and equipment	13	26
Deferred income taxes	1,213	5,876
Amortization of debt origination costs	828	759
Stock-based compensation costs	3,857	1,878
Non-cash operating lease cost	1,493	1,691
Other	446	—
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(7,079)	(15,879)
Inventories	(14,415)	9,384
Prepaid expenses and other current assets	(3,227)	(1,049)
Accounts payable	2,542	(15,551)
Accrued liabilities	10,524	18,439
Operating lease liabilities	(1,602)	(1,578)
Other	(2)	(40)
Net cash provided by operating activities	58,247	69,305

Investing Activities
Purchases of property, plant and equipment	(1,047)	(1,500)
Other	—	177
Net cash used in investing activities	(1,047)	(1,323)

Financing Activities
Term loan repayments	(15,000)	(20,000)
Borrowings under revolving credit agreement	20,000	85,000
Repayments under revolving credit agreement	(10,000)	—
Payments of finance leases	(686)	(638)
Proceeds from exercise of stock options	1,489	2,204
Fair value of shares surrendered as payment of tax withholding	(5,450)	(2,916)
Repurchase of common stock	(37,727)	—
Net cash (used in) provided by financing activities	(47,374)	63,650

Effects of exchange rate changes on cash and cash equivalents	(1,142)	(310)
Increase in cash and cash equivalents	8,684	131,322
Cash and cash equivalents - beginning of period	27,185	32,302
Cash and cash equivalents - end of period	$35,869	$163,624

Interest paid	$3,562	$3,389
Income taxes paid	$1,799	$2,388

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$242,518	$34,541	$277,059
Cost of sales	102,921	14,019	116,940
Gross profit	139,597	20,522	160,119
Advertising and marketing	35,412	4,539	39,951
Contribution margin	$104,185	$15,983	$120,168
Other operating expenses			33,154
Operating income			$87,014
*Intersegment revenues of $0.5 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$242,393	$26,788	$269,181
Cost of sales	99,404	10,765	110,169
Gross profit	142,989	16,023	159,012
Advertising and marketing	35,230	4,209	39,439
Contribution margin	$107,759	$11,814	$119,573
Other operating expenses			28,231
Operating income			$91,342
* Intersegment revenues of $1.0 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Free Cash Flow, and Net Debt.
We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired in the current period and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,490,000 at June 30, 2022) less cash and cash equivalents ($35,869 at June 30, 2022). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended June 30,
	2022	2021
(In thousands)
GAAP Total Revenues	$277,059	$269,181
Revenue Change	2.9%
Adjustments:
Revenues associated with acquisition (1)	(12,624)	—
Impact of foreign currency exchange rates	—	(1,563)
Total adjustments	(12,624)	(1,563)
Non-GAAP Organic Revenues	$264,435	$267,618
Non-GAAP Organic Revenue Change	(1.2)%
(1) Revenues of our Akorn acquisition are excluded for purposes of calculating Non-GAAP organic revenues.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended June 30,
	2022	2021
(In thousands)
GAAP Net Income	$55,272	$57,755
Interest expense, net	15,292	15,077
Provision for income taxes	15,625	18,615
Depreciation and amortization	8,384	7,594
Non-GAAP EBITDA	$94,573	$99,041
Non-GAAP EBITDA Margin	34.1%	36.8%

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2022	2021
(In thousands)
GAAP Net Income	$55,272	$57,755
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	16,234	17,824
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(13,259)	(6,274)
Total adjustments	2,975	11,550
GAAP Net cash provided by operating activities	58,247	69,305
Purchases of property and equipment	(1,047)	(1,500)
Non-GAAP Free Cash Flow	$57,200	$67,805

Outlook for Fiscal Year 2023:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'23 GAAP Net cash provided by operating activities	$270
Additions to property and equipment for cash	(10)
Projected FY'23 Non-GAAP Free Cash Flow	$260